Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Parker Drilling Company:
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-144111) of Parker Drilling Company of our reports dated February 26, 2008 with respect to the consolidated balance sheet of Parker Drilling Company as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, cash flows, for the year ended December 31, 2007, the related financial schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Parker Drilling Company.
Our report on the financial statements referred to above refers to a change in the Company’s method of accounting for uncertain tax positions as of January 1, 2007.
KPMG LLP   /s/

Houston, Texas
February 26, 2008